EXHIBIT 10.2

CITIZENS & NORTHERN CORPORATION

1995 STOCK INCENTIVE PLAN (As Amended)

PERFORMANCE-BASED RESTRICTED STOCK AGREEMENT

RESTRICTED STOCK AGREEMENT dated as of the 29th day of January 2021, by and between Citizens & Northern Corporation (the "Corporation") and _____________ an employee of the Corporation or of a subsidiary (the "Recipient").

Pursuant to the Citizens & Northern Corporation 1995 Stock Incentive Plan (the "Plan"), as amended, the Compensation Committee of the Board of Directors (the "Committee") has determined that the Recipient is to be granted, on the terms and conditions set forth herein, _____ Restricted Shares of the Corporation's common stock and hereby grants such Restricted Shares.

1.    Number of Shares and Price. Restricted Stock shall consist of shares of Stock that will be acquired by and issued to the Recipient at a designated time approved by the board of directors, for no purchase price, and under and subject to such transfer, forfeiture and other restrictions, conditions or terms as shall be determined by the Committee, including but not limited to prohibitions against transfer and substantial risks of forfeiture within the meaning of Section 83 of the Code.

2.    Rights of Recipient. Except as otherwise provided in the Plan or the Restricted Stock Agreement, a Recipient of shares of Restricted Stock shall have all the rights as does a holder of Stock, including without limitation the right to vote such shares and receive dividends with respect thereto; however, during the time period of any restrictions, conditions or terms applicable to such Restricted Stock, the shares thereof and the right to vote the same and receive dividends thereon shall not be sold, assigned, transferred, exchanged, pledged, hypothecated, encumbered or otherwise disposed of except as permitted by the Plan or the Restricted Stock Agreement. Cash dividends shall be paid out and shall not participate in Dividend Reinvestment. Stock dividends resulting in whole shares shall be added to the shares held in the Restricted Account and shall be distributed to the Recipient with subsequent distributions of any Award for which they accrued. Partial shares that result from any stock dividend shall be paid to the Recipient in cash at the time of the payment of the stock dividend. If the Restricted Shares expire prior to the satisfaction of performance standards set forth in section 4 or due to forfeiture as set forth in section 5, all shares accrued by virtue of stock dividends shall be forfeited.

3.    Holding of Restricted Shares. Each certificate for shares of Restricted Stock shall be deposited with the Secretary of the Corporation, or the office thereof, and shall bear a legend in substantially the following form and content:

This Certificate and the shares of Stock hereby represented are subject to the provisions of the Corporation’s Stock Incentive Plan and a certain agreement entered into between the owner and the Corporation pursuant to said Plan.

The release of the Certificate and the shares of Stock hereby represented from such provision shall occur only as provided by said Plan and Agreement, a copy of which are on file in the office of the Secretary of the Corporation.

Upon the lapse or satisfaction of the restrictions, conditions and terms applicable to such Restricted Stock, a certificate for the shares of Stock without such legend shall be issued to the Recipient.

4.    Release and Lapse of Restricted Shares. The release of restrictions or expiration of restricted shares awarded under this agreement shall occur over a period of three years. On each anniversary date of this award, up to one-third of the total shares will be distributed based on the Corporation’s attainment of earnings-based performance standards, based on the following criteria:

•  Release of 50% (one-sixth of the total shares awarded) each year will be based on the Corporation achieving a percent ranking of at least 35% of the Core Return on Average Equity (ROAE) within a defined peer group of bank holding companies and thrifts for the defined measurement period as determined by the committee.

•  Release of 50% (one-sixth of the total shares awarded) each year will be based on the Corporation achieving a percent ranking of at least 65% of the Core Return on Average Assets (ROAA) within a defined peer group of bank holding companies and thrifts for the defined measurement period as determined by the committee.

For the purpose of determining Core ROAE and Core ROAA. nonrecurring items, as determined by the Committee (to include nonrecurring acquisition expenses), and securities gains and losses, will be excluded from the Corporation’s and the peer group’s earnings results. The Corporation’s earnings will include the operating results of newly acquired business units and the Corporation’s and the peer group’s ROAE and ROAA will be compared on an after-tax basis. The peer group shall include selected publicly traded Commercial Banks and Thrifts within a geographic region reflective of Citizens & Northern’s market area and with total assets of approximately one-half to 2 times those of Citizens & Northern.

The Committee reserves the right to change the composition of the peer group, as well as the method of evaluating the Corporation’s Core ROAE and Core ROAA performance as compared to the peer group, based on mergers or acquisitions involving members of the peer group, changes in size of the Corporation or members of the peer group, or other factors deemed appropriate by the Committee.

All Restricted Shares not distributed due to the Corporation failing to achieve the defined earnings-based performance standards shall expire and revert back to the Corporation as of the anniversary date on which such determinations are made. No partial shares may be released, thus an amount equal to the next whole share amount will be released subject to the specified performance criteria at each anniversary. The shares released may be in certificate form or may be directed to be held in a custodial account designated by the Recipient.

5.    Terms of Forfeiture. If a Recipient’s employment with the Corporation, or a subsidiary, ceases for any reason prior to the lapse of the restrictions, conditions or terms applicable to his or her Restricted Stock, all of the Recipient’s Restricted Stock still subject to unexpired restrictions, conditions or terms shall be forfeited absolutely by the Recipient to the Corporation without payment or delivery of any consideration or other thing of value by the Corporation or its affiliates, and thereupon and thereafter neither the Recipient nor his or her heirs, personal or legal representatives, successors, assigns, beneficiaries, or any claimants under the Recipient’s Last Will or laws of descent and distribution, shall have any rights or claims to or interests in the forfeited Restricted Stock or any certificates representing shares thereof, or claims against the Corporation or its affiliates with respect thereto. Except in the case of disability, employment ceases with the Corporation, or its Subsidiary, on the day the Recipient’s employment is terminated with or without cause, or on their date of death. In the event of disability, the Recipient’s employment is considered terminated on the date for which the Recipient receives the final payment under the Corporation’s, or Subsidiary’s, short-term disability program.

6.    Non-Transferability of Restricted Stock. The Restricted Stock and this Restricted Stock Agreement shall not be transferable.

7.    Change in Control. If any of the change in control events described in Section 11 of the Plan occur, all shares of Restricted Stock shall fully vest and all restrictions on the shares of Restricted Stock shall lapse as follows: In the case of an event specified in clause (a) of the second sentence of the third paragraph of Section 11, the lapse of all restrictions on the shares of Restricted Stock shall occur immediately prior to the consummation of the described transaction and, in the case of an event specified in clause (b) or (c) of said sentence, the full vesting and lapse of restrictions shall occur upon occurrence of the described event.

8.    Notices. Any notice required or permitted under this Restricted Stock Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Recipient either at his or her address herein above set forth or such other address as he or she may designate in writing to the Corporation.

9.    Failure to Enforce Not a Waiver. The failure of the Corporation to enforce at any time any provision of this Restricted Stock Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

10.  Governing Law. This Restricted Stock Agreement shall be governed by and construed according to the laws of the Commonwealth of Pennsylvania.

11.  Incorporation of Plan. The Plan is hereby incorporated by reference and made a part hereof, and the Restricted Stock and this Restricted Stock Agreement are subject to all terms and conditions of the Plan.

12.  Amendments. This Restricted Stock Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Restricted Stock Agreement on the day and year first above written.

By
J. Bradley Scovill - President & CEO

The undersigned hereby accepts and agrees to all the terms and provisions of the foregoing Restricted Stock Agreement and to all the terms and provisions of the Citizens & Northern Corporation 1995 Stock Incentive Plan herein incorporated by reference.

Recipient